NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

Geospace Technologies Corporation Announces Postponement Of Special Meeting Of Stockholders

Houston, Texas - July 11, 2013 - Geospace Technologies Corporation (NASDAQ: GEOS) today announced that it has postponed its Special Meeting of Stockholders originally scheduled for July 16, 2013 to a date to be determined in the future, and that a new record date will be set.

Geospace Technologies Corporation (the "Company") disclosed that one of its stockholders filed a complaint against it in the United States District Court for the District of Delaware. The complaint alleged that the Company's proxy statement materials, dated June 21, 2013, impermissibly bundled two distinct proposals into one proposal for consideration by its stockholders. While the Company continues to believe that its prior presentation of a single proposal was consistent with the applicable rules, the Company has decided to re-solicit the proxies of its stockholders to give the Company's stockholders the opportunity to vote on two separate proposals. The Company's stockholders will be notified of the new date and time of the Special Meeting of Stockholders.

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.